Exhibit 99.2

Internal Communication

Dear Colleagues,

I wanted to let you know that the attached press release has just been issued announcing that Aspen has entered into an agreement to be acquired by affiliates of certain investment funds (the “Apollo Investment Funds”) managed by affiliates of Apollo Global Management, LLC.

The Apollo Investment Funds’ interest in acquiring Aspen is testament to the strength of our franchise, the quality of our business and, of course, the talent of our people. We are excited to work with Apollo, a leading global alternative investment manager, which has substantial expertise and a successful track record in the (re)insurance industry and understand our strengths and extensive potential.

Under the ownership of the Apollo Investment Funds, we will have additional scale and access to their investment and strategic guidance which will help us to accelerate our strategy. We will be hearing more from them about their priorities and vision for our business over the coming months. In the meantime, Apollo have indicated support for our overall strategy, with the intention to help enhance our underwriting profitability. They have also expressed a willingness to providing access to their resources and expertise in financial services. I have been deeply impressed by the sincerity and leadership of Apollo’s team, and by the vision they have for our shared future.

I appreciate that the last few months have been challenging, particularly with all the media speculation and uncertainty about the future of our business. I would like to thank you for your continued focus and commitment during this period.

Today is just the first step in the process of Aspen becoming a privately held portfolio company of the Apollo Investment Funds. The transaction is subject to the approval of our shareholders and regulators, and other closing conditions, and we expect it will be completed in the first half of 2019. Until that time, we will continue to operate independently and it is very much business-as-usual with no changes to your day-to-day roles and responsibilities.

It is important that we continue to build on all of the tremendous work already being done across the business to enhance our financial and operational performance and maintain our sharp focus on providing our clients and business partners with the outstanding service they have come to expect from us.

We will host an All Staff Update on Tuesday to discuss the transaction in more detail and what this means for Aspen. You will receive an invitation shortly.

We will keep you updated on developments over the coming months and as always, if you have any questions, please refer them to me or your member of the Group Executive Committee. If you receive any media calls relating to this proposed transaction, please do not comment and forward them to Steve Colton in our Group Communications team.

On behalf of the entire Board of Directors and the Executive team, we want to thank you again for your continued hard work and dedication to Aspen. We are excited about the opportunities ahead as we begin a new chapter in our history.

Regards,

Chris

Additional Important Information About the Proposed Merger and Where to Find It:

This communication relates to a proposed merger between Aspen and an affiliate of investment funds affiliated with Apollo that will be the subject of a proxy statement that Aspen intends to file with the U.S. Securities and Exchange Commission (the “SEC”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the proxy statement or any other document that Aspen may file with the SEC or send to its shareholders in connection with the proposed merger. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR SENT TO ASPEN’S SHAREHOLDERS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain documents filed by Aspen with the SEC by writing to Investor Relations, c/o Aspen Insurance, 590 Madison Avenue, 7th floor, New York, New York 10022, United States of America, emailing mark.p.jones@aspen.co or visiting Aspen’s website at www.aspen.co.

Participants in the Solicitation:

Aspen and its directors, executive officers and other members of management and employees may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Aspen’s directors and executive officers is available in Aspen’s proxy statement filed with the SEC on March 19, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors and shareholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Statement Regarding Forward-Looking Statements:

This communication and other written or oral statements made by or on behalf of Aspen contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made under the “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995. In particular, statements using words such as “may,” “seek,” “will,” “likely,” “assume,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “do not believe,” “aim,” “predict,” “plan,” “project,” “continue,” “potential,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” or their negatives or variations, and similar terminology and words of similar import, generally involve future or forward-looking statements. Forward-looking statements reflect Aspen’s current views, plans or expectations with respect to future events and financial performance. They are inherently subject to significant business, economic, competitive and other risks, uncertainties and contingencies. The inclusion of forward-looking statements in this or any other communication should not be considered as a representation by Aspen or any other person that current plans or expectations will be achieved. Forward-looking statements speak only as of the date on which they are made, and Aspen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

There are or will be important factors that could cause actual results to differ materially from those expressed in any such forward-looking statements, including but not limited to the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; required governmental approvals of the merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule, and adverse regulatory conditions may be imposed in connection with any such governmental approvals; Aspen’s shareholders may fail to approve the merger; Aspen may fail to satisfy other conditions required for the completion of the merger, or may not be able to meet expectations regarding the timing and completion of the merger; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, reinsurers or suppliers) may be greater than expected following the announcement of the proposed merger; Aspen may be unable to retain key personnel; the amount of the costs, fees, expenses and other charges related to the proposed merger; and other factors affecting future results disclosed in Aspen’s filings with the SEC, including but not limited to those discussed under Item 1A, “Risk Factors”, in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated herein by reference.